Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered this 28th day of April, 2014 by and between KaloBios Pharmaceuticals, Inc., a Delaware corporation with an address of 260 E. Grand Avenue, South San Francisco, California 94080 (the “Company”) and David W. Pritchard (“you”), having an address of                                                                   with such Agreement to be effective as of the date written above.

Recitals

A.            The Company is in the business of research, development and commercialization of biopharmaceutical products.  The Company desires to employ you or continue your employment with the Company, and you desire to provide the Company with the benefit of your services in accordance with the terms of this Agreement.

B.            The services you will render to the Company under this Agreement are of a special, unique, extraordinary and intellectual character and your position with the Company places you in a position of confidence and trust.  Further, the rendering of services by you to the Company necessarily requires the Company to disclose to you confidential and proprietary information as more fully set forth in Section 9, below.

C.            You agree that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company that you make the covenants contained herein, that the covenants are a material inducement for the Company to employ you or continue your employment and that the covenants are given as an integral part of and incident to this Agreement.

D.            You acknowledge that the restrictions contained in this Agreement on your employment are reasonable and necessary to protect the Company from unfair competition and the improper use of its confidential information.

E.            You and the Company have previously entered into an Employment Agreement dated March 12, 2014; and now desire to enter into this Amended and Restated Employment Agreement which supersedes and restates that original Employment Agreement in its entirety.

Terms of Agreement

In consideration of the foregoing Recitals (which are incorporated herein), the mutual covenants contained herein, and for other good and valuable consideration, including employment, continued employment, a relationship with the Company, certain monies, benefits, bonus opportunities, incentive bonus plan, training and/or trade secrets and confidential information of the Company to which you would not have access nor been supplied but for your relationship with the Company in exchange for your agreeing to the terms of this Agreement;  the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:

KaloBios Pharmaceuticals, Inc.

1.             Employment.

(a)           Term.  This Agreement shall become effective as of the date written above (the “Effective Date”) and shall terminate three (3) years from the Effective Date of this Agreement; provided, however, that this Agreement shall remain in effect for successive one-year periods thereafter unless, not less than ninety (90) days prior to the scheduled expiration of the term of this Agreement, either you or the Company shall deliver to the other written notice of his, her or its intention not to continue in effect this Agreement, in which case this Agreement shall terminate as of the scheduled expiration date of the year in which such notice is given; and provided further, that the Agreement is not otherwise terminated as provided below (the “Term”).  Notwithstanding the foregoing, you shall at all times until your termination of employment with the Company be an at-will employee of the Company, and this Agreement establishes the terms by which such at-will employment is governed. Further, this Agreement is subject to you timely providing all required documentation to the Company necessary to substantiate your eligibility to accept employment with the Company, including but not limited to sufficient proof of your identity and a properly executed Form I-9.  Any failure to provide such documentation or your inability to otherwise substantiate your eligibility to provide employment services to the Company under the laws of the United States, the State of California and the state of your residency shall render this Agreement null and void retroactive to the date of its execution.

(b)           Duties.  The Company hereby agrees to employ you and you hereby accept employment as President and Chief Executive Officer.  The duties and services required to be performed are described in the job description previously provided to you and shall be consistent with your position and as are assigned by the Board.  In connection with your employment by the Company, you shall be based at the Company’s offices in South San Francisco, California, except for required travel on the Company’s business.  You agree to devote substantially all of your working time, attention and energies to the business of the Company, and its affiliated entities.  You may make and manage your personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 9 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Compensation Committee of the Board, serve on boards of other for-profit and not-for-profit entities, provided such activities do not materially interfere with the performance of your duties hereunder (however, the Board may decide not to allow officers to serve on more than one public company board at a time).  You agree that during your employment with the Company, you will not engage in any competitive outside business activities other than with the Company’s prior written approval. You will devote your best efforts to the performance of your duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize the Company’s confidential information, or reflect adversely on the Company.  This obligation shall include, but is not limited to your compliance with all Company employment policies.

2.             Truthfulness of Hiring Documents.  You represent and warrant that the information on your resume, application and other documents provided by you to the Company are complete and accurate in all respects.

3.             Compensation and Benefits.

(a)           Initial Consideration.  [Intentionally Omitted].

(b)           Base Salary.  The Company shall pay you a base salary of Four Hundred Ninety Thousand Dollars ($490,000) per year, or such other rate as may be determined from time to time by the Company (“Base Salary”).  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its management. The Company reserves the right to modify your Base Salary, depending on your performance and the performance and business needs of the Company.

(c)           Bonus.  During the Term of this Agreement, you will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Compensation Committee of the Board from time to time.  Your target annual bonus will be fifty percent (50%) of your Base Salary in effect for such year (the “Target Bonus”), and your actual annual bonus may be more or less as determined by the Compensation Committee of the Board, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Compensation Committee or the Board, (ii) the achievement of personal performance goals, and (iii) the overall business needs of the Company.  The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document and subject in all events to action of the Compensation Committee of the Board in its sole discretion.

(d)           Equity Grants.  You may receive equity awards under an equity incentive compensation plan of the Company then in effect (if any), subject to the discretion of the Compensation Committee or the Board.

(e)           Benefits.  Subject to the terms of such plans, you will be eligible to participate in or receive benefits under any retirement plan, incentive plan, salary deferral plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available by the Company to similarly-situated employees. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or other benefit or perquisite, so long as such changes are similarly applicable to similarly situated employees generally.

(f)            Vacation.  During the Term, you will be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than fifteen (15) days of paid vacation per calendar year in addition to company holidays.

(g)           Expense Reimbursement.  The Company shall promptly reimburse you for the ordinary and necessary business expenses you incur in the performance of your duties in accordance with the Company’s expense reimbursement policy.  The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year.  In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred.

4.             Termination.  Upon any termination of your employment for any reason, you shall immediately resign from all your KaloBios Board and Committee memberships and other positions with the Company or any of its subsidiaries held at such time.  Your employment may be terminated under this Agreement in the following events:

(a)           Death.  Your employment hereunder will terminate upon your death.

(b)           Total Disability.  Your employment hereunder will terminate upon your becoming “Totally Disabled.”  For purposes of this Agreement, you shall be considered “Totally Disabled” if you are determined to be disabled under the Company’s long-term disability plan.

(c)           Termination for Cause by the Company.  The Company may terminate your employment hereunder for “Cause” at any time after providing a written notice of termination for Cause to you.  For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:

(i)                                any willful and wrongful conduct or omission by you that demonstrably and materially injures the Company or its affiliates;

(ii)                             any act by you of fraud, dishonesty, gross negligence, or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any affiliate;

(iii)                          you being convicted of, confessing to, pleading nolo contendere to, or becoming the subject of proceedings that provide a reasonable basis for the Company to believe that you have engaged in a felony or any crime involving dishonesty or moral turpitude;

(iv)                         your willful and material violation of any written policies or procedures of the Company, including but not limited to the Company’s code of business conduct, code of ethics and insider trading policy;

(v)                            your willful and continuous failure to substantially perform your duties or responsibilities hereunder (other than as a result of physical or mental illness), including, but not limited to: (A) significant and/or repeated gross underperformance of the overall area of aggregate responsibilities then under your supervision; or (B) the failure to follow the lawful directions of the Company’s Board, in a manner consistent with this Agreement; or

(vi)                         your material, and intentional or willful, violation of any restrictive covenant provided for under this Agreement or any other agreement with the Company to which you are a party.

For purposes of this Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of the Company.  Notwithstanding the foregoing, you shall not be treated as having been terminated as a result of an event described in subsection (i), (iv), (v) or (vi) unless the Company notifies you in writing of the event not more than ninety (90) days after the Company knows, or with the exercise of reasonable diligence would have known, of the occurrence of such event, and you fail within thirty (30) days after receipt of such notice to cure such event to the Company’s reasonable satisfaction; provided, however, that in no event shall the Company’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of the Company’s right to terminate you for Cause as a result thereof.

(d)           Termination by the Company without Cause.  The Company may terminate your employment hereunder without Cause at any time upon written notice to you.

(e)           Voluntary Termination by You.  You may terminate your employment hereunder with or without Good Reason at any time upon written notice to the Company.  For purposes of this Agreement, you shall be treated as having resigned for Good Reason if and only if you resign as a result of the occurrence of one or more of the following events during a Change in Control Period:

(i)                                a diminution in your Base Salary of ten percent (10%) or more, except in connection with a comprehensive reduction of the Company’s executive officers’ Base Salary;

(ii)                             a material diminution in your authority, duties, or responsibilities, which by way of illustration may include revised reporting relationships, reduced budget, direct or indirect reports to you, or reduced scope of authority in comparison to any of those factors as they existed immediately prior to the relevant Change in Control;

(iii)                          a material adverse change in the geographic location of the facility at which you are based for the performance of services under this Agreement of more than 20 miles from the facility where you were based immediately before such change, unless such new location is 50 miles or less from your principal place of residence as of the date of such change; or

(iv)                         any other action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding the foregoing, you shall not be treated as having resigned for Good Reason unless you notify the Company in writing of the event constituting Good Reason not more than thirty (30) days after you know, or with the exercise or reasonable diligence would have known, of the occurrence of such event, the Company fails within thirty (30) days after receipt of such notice to cure such event and return you to the position you would have been in had the event not occurred, and you resign after the end of such thirty (30) days period, but in no event more than five (5) days after the expiration of the Company’s cure period; provided, however, that in no event shall your failure to notify the Company of the occurrence of any event constituting Good Reason, or to resign as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of your right to resign for Good Reason as a result thereof.

5.             Compensation Following Termination of Employment or Non-Renewal of Agreement.

In the event that your employment hereunder is terminated in a manner as set forth above, you shall be entitled to the compensation and benefits provided under this Section, in each case subject to potential reduction as may be required by Paragraph (g) below and Section 12.

(a)           Non-Renewal of Agreement.  In the event this Agreement is terminated due to the expiration of the Term, there shall be no amount owed to you hereunder.  For clarification, (i) expiration or non-renewal of this Agreement by the Company or by you shall not be considered a termination of your employment, for Good Reason or otherwise; and (ii) expiration and non-renewal of this Agreement by you shall not entitle you to any compensation whatsoever; but (iii) expiration and non-renewal of this Agreement by the Company will nevertheless entitle you to receive the benefit described in Section 5(f) below, subject to your execution and non-revocation of the Release (as described below), if the following conditions are satisfied:

(i)                                you notify the Company in writing of your intent to resign from the Company not more than thirty (30) days after the non-renewal of the Agreement;

(ii)                             the Company, within thirty (30) days after receipt of such notice in subparagraph (i), fails to renew the Agreement on the same or substantially similar terms or provides to you written notice of its intent not to renew the Agreement; and

(iii)                          you terminate your employment in writing within five (5) calendar days after the earlier of (A) the end of the thirty (30) day cure period in subparagraph (ii), or (B) you receive written notice of the Company’s intent not to renew the Agreement.

(b)           Termination by Reason of Death.  In the event that your employment is terminated by reason of your death, the Company shall pay the following amounts to your beneficiary or estate:

(i)                                Any accrued but unpaid Base Salary for services rendered to the date of death, any incurred but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, any earned but unpaid bonuses for any prior calendar year (“Accrued Compensation”);

(ii)                             To the extent not otherwise paid, a pro-rata bonus or incentive compensation payment for the then current calendar year to the extent payments are awarded to senior executives of the Company based on corporate performance but deeming any personal objectives to be fully met, and paid at the same time as senior executives are paid.  Such bonus shall be pro-rated based on the number of days employed during the calendar year divided by a 365 day year (“Pro-Rata Annual Bonus”); and

(iii)                          Any vested benefits accrued, including vested equity awards, through the date of termination to which you may be entitled pursuant to the Company’s plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements in effect at the time (“Plan Benefits”).

(c)           Termination by Reason of Total Disability.  In the event that your employment is terminated by reason of your Total Disability, the Company shall pay the following amounts to you:

(i)                                Accrued Compensation;

(ii)                             Pro-Rata Annual Bonus; and

(iii)                          Plan Benefits.

(d)           Termination for Cause.  In the event that your employment is terminated by the Company for Cause, the Company shall pay the following amounts to you:

(i)                                Accrued Compensation; and

(ii)                             Plan Benefits.

(e)           Voluntary Termination by You.  In the event that you voluntarily terminate employment other than for Good Reason, the Company shall pay the following amounts to you:

(i)                                Accrued Compensation; and

(ii)                             Plan Benefits.

(f)            Termination by the Company Without Cause.  In the event that your employment is terminated by the Company for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to you:

(i)                                Accrued Compensation;

(ii)                             Plan Benefits;

(iii)                          Subject to your execution and non-revocation of the Release (as defined below), accelerated vesting of your unvested equity awards that would vest by the normal passage of time during the period which is twelve (12) months from the date of termination of your employment;

(iv)                         Subject to your execution and non-revocation of the Release (as defined below), one hundred percent (100%) of your Target Bonus; and

(v)                            Subject to your execution and non-revocation of the Release (as defined below), an amount equal to one hundred percent (100%) times your Base Salary, which shall be paid during the twelve (12) month period which begins on the first administratively feasible payroll date following the date the Release becomes effective, with the first payment totaling the amount of individual payments that would have been made from the termination date through the date of the payment, and subsequent payments continuing at the same time and in the same manner as Base Salary would have been paid if you had remained in active employment until the end of such period.  Additionally, you shall receive an amount equal to the monthly cost of COBRA continuation coverage for the medical plan at the date of termination at the level of coverage then in effect for you, less the active rate for such coverage, times twelve (12) months to be payable in a single, lump sum payment on the first administratively feasible payroll date following the date the Release becomes effective. Notwithstanding the foregoing, in the event that the period for consideration of the Release and the revocation period crosses two calendar years, the first administratively feasible payroll date shall be deemed to be the first payroll date in the second calendar year that occurs on or after the date the Release becomes effective, regardless of the date the Release is signed.  Further notwithstanding the foregoing, the Company may in its discretion change the timing of the payment of any amounts to the extent such amounts are not subject to Section 409A of the Internal Revenue Code (the “Code”).

(vi)                         Each of the payments of severance benefits above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of your termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.  If you are designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the first six month period following your termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after your termination.

(g)           Cancellation and Refund of Termination Benefits for Subsequently Discovered Cause.  Notwithstanding any provision of this Agreement to the contrary, if after and within one (1) year of your termination of employment, the Company becomes aware of facts that would have allowed the Company to terminate your employment for Cause under Section 4(c)(ii) or 4(c)(iii), then without regard to any notice or cure periods in Section 4(c), to the extent permitted by law:

(i)                                the Company may elect to cancel any and all payments of any benefits otherwise due you, but not yet paid, under this Agreement or otherwise; and

(ii)                             you will refund to the Company any amounts, plus interest, previously paid by Company to you in excess of your Accrued Compensation and Plan Benefits.

(h)           Release.  For purposes of this Agreement, “Release” means that specific document which the Company shall present to you for consideration and execution after any termination of employment pursuant to Section 5(f) or Section 6, wherein if you agree to such, you will irrevocably and unconditionally release and forever discharge the Company, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against the Company (excluding any claim for indemnity under this Agreement, any claim under state workers’ compensation or unemployment laws, or any claim under COBRA).   The Release will be provided to you as soon as practical after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.

6.             Certain Terminations During a Change in Control Period.  Subject to reduction required by Section 5(g) or Section 7 or Section 12, in the event a Change in Control occurs and you terminate your employment for Good Reason during a Change in Control Period, or the Company (including any successor entity) terminates your employment without Cause (and for reason other than Death or Total Disability) during a Change in Control Period, the Company shall, subject to your execution of the Release (as defined in this Section 6), pay the following amounts to you:

(i)            Accrued Compensation;

(ii)                             Plan Benefits;

(iii)                          Subject to your execution and non-revocation of the Release, full vesting of all unvested equity awards;

(iv)                         Subject to your execution and non-revocation of the Release, your Target Bonus times one hundred fifty percent (150%); and

(v)                            Subject to your execution and non-revocation of the Release, an amount equal to one hundred fifty percent (150%) times your Base Salary, which shall be paid during the eighteen (18) month period which begins on the first administratively feasible payroll date following the date the Release becomes effective, with the first payment totaling the amount of individual payments that would have been made from the termination date through the date of the payment, and subsequent payments continuing at the same time and in the same manner as Base Salary would have been paid if you had remained in active employment until the end of such period.  Additionally, you shall receive an amount equal to the monthly cost of COBRA continuation coverage for the medical plan at the date of termination at the level of coverage then in effect for you, less the active rate for such coverage, times eighteen (18) months to be payable as a single, lump sum payment on the first administratively feasible payroll date following the date the Release becomes effective. Notwithstanding the foregoing, in the event that the period for consideration of the Release and the revocation period crosses two calendar years, the first administratively feasible payroll date shall be deemed to be the first payroll date in the second calendar year that occurs on or after the date the Release becomes effective, regardless of the date the Release is signed.  Further notwithstanding the foregoing, the Company may in its discretion change the timing of the payment of any amounts to the extent such amounts are not subject to Section 409A of the Internal Revenue Code (the “Code”).

(vi)                         Each of the payments of severance benefits above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of your termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.  If you are designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the first six month period following your termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after your termination.

(b)           Certain Definitions.

(i)              For purposes of this Agreement, “Change in Control” means:

(A)                               Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities.

(B)                               The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(C)                               The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(D)                               Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of twelve (12) months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any amount payable under this Agreement which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in this Agreement the transaction with respect to such amount must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(ii)             For purposes of this Agreement, “Change in Control Period” means the period commencing on the date which is sixty (60) days before a Change in Control occurs and ending on the first anniversary of the date on which a Change in Control occurs.

(iii)            For purposes of this Agreement, “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time;

(iv)            For purposes of this Section 6, “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

7.             Potential Limitation on Severance Benefits.

(a)           Notwithstanding any other provision of this Agreement to the contrary, if any portion of the payments under this Agreement or any other agreement with the Company or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section, result in the imposition on you of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to you under this Agreement shall either be (A) delivered in full, or (B) reduced by such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by you of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)           Within forty (40) days following notice by one party to the other of its belief that there is a payment or benefit due you that will result in an excess parachute payment, you and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the

Company’s independent auditors and reasonably acceptable to you (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments under this Section, and (D) the net after-tax proceeds to you, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with the first sentence of this Section and (y) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and you and shall be binding upon the Company and you.  If such National Tax Counsel opinion determines that clause (B) in subsection (a) above applies, then the payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (I) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Termination Payments (on the basis of the relative present value of the parachute payments).

(c)           For purposes of this Agreement: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (B) present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4); (C) the term “Base Period Income” means an amount equal to your “annualized includible compensation for the base period” as defined in Code Section 280G(d)(I ); (D) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and you; and (E) you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of your domicile (determined in both cases in the calendar year in which your termination of employment or notice described in subsection (b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)           If such National Tax Counsel so requests in connection with the opinion required by this Section, you and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by you solely with respect to its status under Code Section 280G.

(e)           The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(f)            This Section shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 7 shall be cancelled without further effect.

8.             No Restrictions on Employment.  You are being employed or continuing to be employed by the Company as an at-will employee with the understanding that (i) you are free to enter into employment or continued employment with the Company, (ii) your employment with the Company will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non-disclosure agreements) and (iii) only the Company is entitled to the benefit of your work performed while working for the Company.  If you have any agreements with a prior employer, you are required to provide such agreements to the Company prior to executing this Agreement.  The Company has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner.  You should be careful not to disclose to the Company any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that the Company has no right to use.

9.             Agreements Incorporated by Reference.  Both the Indemnity Agreement and the Proprietary Information and Inventions Agreement between you and the Company are hereby incorporated by reference into the Agreement.  Notwithstanding the foregoing, and for avoidance of doubt, both the Indemnity Agreement and the Proprietary Information and Investment Agreement shall survive the termination of this Agreement.

10.          Non-Solicitation.  You agree that during your employment with the Company and for a period of twelve (12) months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, who possesses or had access to confidential information of the Company, to leave the employ of or terminate a relationship with the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in the Section above.  Without affecting the foregoing, nothing in this Section 10 is intended to prevent you from passively responding to unsolicited job applications from employees or independent contractors of the Company, or from offering employment to such unsolicited job applicants.

11.          Non-Disparagement.  You agree that you shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the Company, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall you direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf.  Nothing in this Section, however, shall prevent you from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, nor prevent the Company from assessing your performance and sharing such information with Company employees with a need to know such information.

12.          Effect of Breach.

(a)           You acknowledge and agree that, in the event of any material breach by you of the terms and conditions of this Agreement, pursuant to the terms of certain benefit plans, your participation in any accrued benefits thereunder, may be discontinued or forfeited, in addition to any other rights and remedies the Company may have at law or in equity.

(b)           You acknowledge that irreparable damage would result to the Company if the provisions of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between the Company and you, the Company shall be entitled to injunctive relief in the event of any failure to comply with the provisions of this Agreement.

(c)           If either party violates any of the terms of this Agreement, the violating party will indemnify the other party for the expenses, including but not limited to reasonable attorneys’ fees, incurred by the other party in enforcing this Agreement against the violating party.

13.          Miscellaneous.

(a)           You specifically acknowledge and agree that the purpose of the restrictions contained in this Agreement is to protect the Company from unfair competition, including improper use of the confidential information by you, and that the restrictions and covenants contained herein are reasonable with respect to both scope and duration of application.  Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms.

(b)           Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction.

(c)           All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to you: The address provided in the preamble of this Agreement	If to the Company: KaloBios Pharmaceuticals, Inc. Attention: Chief Legal Officer

By written notice to the other, either party may change the address to which notices to such party are to be delivered.

(d)           You acknowledge that the services to be rendered by you are unique and personal.  Accordingly, you may not assign, transfer or pledge any of your rights or delegate any of your duties or obligations under this Agreement.  If you become employed by an entity that is related to, affiliated with or a successor to the Company, then your obligations and covenants hereunder shall apply to the confidential information of such entity (in addition to those of the Company).  This Agreement shall be inure to the benefit of the Company, the related, affiliated or successor company, as the case may be, and their respective successors and assigns.

(e)           All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  You shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(f)            The Company shall provide for the withholding of any taxes required to be withheld by federal, state, and local law with respect to any payment in cash and/or other property made by or on behalf of the Company to or for your benefit under this Agreement or otherwise.

(g)           It is the intention of the Company and you that this Agreement not result in an unfavorable tax consequences to you under Code Section 409A.  Accordingly, you consent to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, you a copy of such amendment.  Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This paragraph does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

(h)           This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof.  Notwithstanding the foregoing, and for avoidance of doubt, the terms of any applicable company policies or benefit plans shall provide the governing terms and conditions for the compensation and benefits provided under Section 3 of this Agreement.  You agree that you have not and cannot rely on any representations or promises not expressly made herein in entering into this Agreement.  No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the parties intended to be bound.  No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

(i)            The provisions of this Agreement are severable.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, are held invalid, illegal or unenforceable in any respect and for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be affected or impaired in any way, it being intended that all of the parties’ rights and privileges arising hereunder shall be enforceable to the fullest extent permitted by law.

(j)            This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.  This Agreement and all matters arising out of it shall be enforced and/or interpreted before a trier of fact in the County of San Mateo, State of California only, all parties agreeing to submit to such jurisdiction.

(k)           The headings used in this Agreement are for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(l)            Any dispute (an “Arbitrable Dispute”) arising between the parties, including but not limited to those concerning the formation, validity, interpretation, effect, or alleged violations of this  Agreement, the arbitrability of any dispute, any federal, state or local statutory claim (including discrimination or retaliation statutes), contract claims, tort claims, and claims of any other sort, must be submitted to arbitration before a retired judge or an experienced employment arbitrator selected in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (the “Rules”) (a copy of the procedures in effect at the time of this Agreement having been provided to you separately at the time the Agreement was executed) and the arbitrator shall administer the arbitration pursuant to the Rules.  The arbitrator may not modify or change this Agreement in any way except as provided in Paragraph (i) above.  The arbitration shall be held in or near the city in which your last place of work for the Company is located.  Each party will pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees and other fees and costs will be paid by the Company.  The arbitrator may award prevailing party costs and fees to the prevailing party under the standards provided by law.  The arbitrator may resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost.  Arbitration in this manner will be the exclusive remedy for any Arbitrable Dispute.  The arbitrator’s decision or award will be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.  Should you or the Company, without the consent of the other party, attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph (l), the responding party will be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result.

(m)          Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by you (but any payments due hereunder which would be payable at a time after your death shall be paid to your designated beneficiary or, if none, his estate) and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company’s business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer in a writing delivered to you in a form reasonably acceptable to you (the provisions of this sentence also being applicable to any successive such transaction).

(n)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

KaloBios Pharmaceuticals, Inc.

/s/ Donald R. Joseph	/s/ David W. Pritchard
Signature	Signature

Donald R. Joseph	David W. Pritchard
Name	Print Name

Chief Legal Officer
Title